Exhibit 99.1

INVESTOR
Immediate	MEDIA:	RELATIONS:
	Jim Fitzwater	Eric Norris
	(215) 299-6633	(215) 299-6538

FMC Corporation Announces Fourth Quarter 2004 Results and Provides Outlook for 2005

PHILADELPHIA, January 27, 2005 — FMC Corporation (NYSE: FMC) today reported fourth quarter 2004 net income of $94.5 million or $2.47 per diluted share versus $6.3 million or $0.18 per diluted share in the fourth quarter of 2003. The Company recorded a benefit in the quarter of $1.59 per share related to tax adjustments, net of several charges, versus charges in the prior-year quarter that totaled $0.58 per share. Excluding these items, the company earned $0.88 per share in the fourth quarter 2004 versus $0.76 in the fourth quarter 2003. Fourth quarter revenue of $513.7 million was up modestly as compared with $506.9 million in the year-earlier quarter.

According to William G. Walter, FMC chairman, president and chief executive officer: “Good fourth quarter performance capped off a year that has exceeded our expectations with regard to earnings growth, debt reduction and return on invested capital. Growth in earnings of 24 percent before restructuring and other income and charges for the quarter versus the prior year was driven by higher selling prices in Industrial Chemicals, cost improvement at Astaris and lower interest expense. For the year, earnings before restructuring and other income and charges increased 78 percent versus 2003, net debt was reduced by $155 million and our return on invested capital was 10.5 percent, all of which are well ahead of where we thought we would be when we set forth our long-term targets in 2003.”

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Page 2/FMC Announces Fourth Quarter Earnings

Revenue in Agricultural Products was $173.0 million, a decrease of 5 percent from the prior-year quarter. As expected, the sales decrease was largely in insecticides and was driven by a shift in North America demand into the first quarter of 2005, closer to the time of use by the farmer, and weaker sales in Asia, primarily Japan. Higher sales in Brazil, due to a continued strong farm economy, partially offset the overall sales decline. Segment earnings before interest and taxes (“segment earnings”) of $23.7 million were down 7 percent versus the fourth quarter of 2003 due to the impact of lower sales and higher selling expenses in Brazil, partially offset by lower manufacturing costs and improved mix.

Revenue in Specialty Chemicals was $126.9 million, an increase of 2 percent versus the prior-year quarter. The BioPolymer business accounted for the entire increase, with stronger sales of microcrystalline cellulose and alginates in the food ingredients market driven by several new product launches and favorable foreign currency translation. Sales in the lithium business were relatively flat as the timing of demand in the battery market offset steady growth in the polymer and pharmaceutical synthesis markets. Segment earnings of $21.7 million were down 11 percent from the fourth quarter of 2003 due to unfavorable BioPolymer mix in the pharmaceutical market and higher raw material costs.

Revenue in Industrial Chemicals was $214.5 million, an increase of 7 percent from the prior-year quarter. The alkali business drove the increase, with higher soda ash volumes and selling prices. Higher Foret sales resulted from increased phosphate and peroxygen prices and favorable foreign currency translation. Domestic peroxygen sales were up marginally as the benefit of higher volumes was almost entirely offset by unfavorable mix. Segment earnings of $18.4 million more than doubled versus the fourth quarter of 2003 as the benefit of generally higher selling prices, higher volumes and improved affiliate earnings was partly offset by continued, higher energy and transportation costs. Affiliate earnings improved due to the benefits of the Astaris restructuring.

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Page 3/FMC Announces Fourth Quarter Earnings

Corporate expense of $11.7 million was up 5 percent from $11.1 million in the fourth quarter of 2003. Interest expense, net, was $17.5 million, down from $20.5 million in the prior-year period due to lower interest rates and debt levels. On December 31, 2004, gross consolidated debt was $923.2 million, and debt, net of cash, was $701.1 million. For the quarter, depreciation and amortization was $34.3 million, and capital expenditures were $35.5 million.

Full-Year Results

Revenue was $2,051.2 million, an increase of 7 percent as compared with $1,921.4 million in 2003. Net income was $160.2 million versus $26.5 million in the year earlier. Net income in the current year included a benefit of $40.4 million related to tax adjustments, net of several charges, versus charges to earnings in the prior year that totaled $41.0 million.

Revenue in Agricultural Products was $703.5 million, an increase of 10 percent over 2003 results. Higher insecticide sales accounted for over half of the increase and were driven by strong performance in Brazil and Europe. Increased herbicide sales resulted from growth in Brazil, new labels in Europe, strong early season demand in North America and slightly improved market conditions in Asia. Segment earnings were $118.4 million, an increase of 44 percent from 2003 due to higher sales, lower manufacturing costs and improved product mix.

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Page 4/FMC Announces Fourth Quarter Earnings

Revenue in Specialty Chemicals was $538.0 million, an increase of 4 percent versus the prior year. The BioPolymer businesses drove most of the revenue increase with higher sales in the pharmaceutical and food ingredient markets as well as favorable foreign currency translation. Revenue in the lithium business was up modestly from the prior-year period as the benefits of increased sales into the battery market and favorable foreign currency translation were partially offset by lower sales into the pharmaceutical market. Segment earnings of $96.1 million were down 6 percent versus the year earlier due to the impact of higher raw material costs and spending on BioPolymer growth initiatives.

Revenue in Industrial Chemicals was $813.7 million, an increase of 6 percent versus the prior year. Improved Foret sales resulted from generally higher selling prices and favorable foreign currency translation. Higher alkali sales were driven by strong soda ash volume growth in export markets and improved domestic selling prices, partially offset by weaker export prices. Lower domestic peroxygen sales resulted from an unfavorable mix and lower prices for persulfates, somewhat offset by improved volumes. Segment earnings of $57.3 million were up 69 percent versus 2003 as the benefit of generally higher selling prices, higher volumes and improved affiliate earnings were partly offset by higher energy and transportation costs and lower soda ash export prices. Affiliate earnings improved due to the benefits of the Astaris restructuring.

Corporate expense of $40.3 million was up from $37.3 million in the year earlier due entirely to higher spending related to Sarbanes Oxley Section 404 compliance. Interest expense, net, was $78.4 million, down from $92.2 million in the prior year due to lower interest rates and debt levels. For the year, depreciation and amortization was $134.3 million, and capital expenditures were $85.4 million.

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Page 5/FMC Announces Fourth Quarter Earnings

Outlook

Regarding outlook and guidance for 2005, Walter said: “Our financial performance should further improve in 2005. We expect continued double-digit growth in earnings per share before restructuring and other income and charges to result in full-year earnings of between $3.70 and $3.90 per diluted share, driven by a significant recovery in selling prices in Industrial Chemicals, lower interest expense and continued growth in Specialty Chemicals, partially offset by higher input costs. Agricultural Products earnings are anticipated to be flat year-over-year as continued strength in Brazil is offset by price pressure in North America from generic producers. Lastly, we expect reduction in net debt during 2005 of approximately $140 million.”

Walter added: “Given a strong early season in Brazil, the positive impact of the fourth quarter shift in North America Ag demand and the recovery in Industrial Chemicals, we anticipate exceeding last year’s first quarter results by a considerable margin, delivering earnings before restructuring and other income and charges of between $0.55 and $0.65 per diluted share.”

The Company has provided additional details concerning this earnings release on the web at http://ir.fmc.com including: details on the 2004 earnings outlook, available on the Conference Call page; reconciliations of non-GAAP figures to the nearest available GAAP term, also available on the Conference Call page; and definitions of non-GAAP terms, located in the Glossary of Financial Terms.

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Page 6/FMC Announces Fourth Quarter Earnings

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,300 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2003 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC will conduct its fourth quarter conference call at 11:00 a.m. EST on January 28, 2005. This event will be available live and as a replay on the web at http://ir.fmc.com.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue	$513.7	$506.9	$2,051.2	$1,921.4

Costs of sales and services	359.3	360.2	1,474.2	1,400.5
Selling, general and administrative expenses	68.1	62.6	254.8	236.9
Research and development expenses	26.3	25.2	93.4	87.4
Restructuring and other charges (gains)	0.8	3.8	3.5	(5.1)

Total costs and expenses	454.5	451.8	1,825.9	1,719.7

Income from operations	59.2	55.1	225.3	201.7

Equity in loss (earnings) of affiliates	(4.1)	11.1	2.1	68.6
Minority interests	1.7	1.4	3.8	2.9
Interest expense, net	17.5	20.5	78.4	92.2
Write-off of deferred financing fees	9.9	—	9.9	—

Income from continuing operations before income taxes	34.2	22.1	131.1	38.0

Provision (benefit) for income taxes	(63.2)	2.5	(44.5)	(1.8)

Income from continuing operations	97.4	19.6	175.6	39.8

Discontinued operations, net of income taxes	(2.9)	(13.3)	(15.4)	(13.3)

Net income	$94.5	$6.3	$160.2	$26.5

Basic earnings per common share:

Income from continuing operations	$2.65	$0.56	$4.85	$1.13
Discontinued operations	(0.08)	(0.38)	(0.42)	(0.38)

Basic earnings per common share	$2.57	$0.18	$4.43	$0.75

Average number of shares used in basic earnings (loss) per share computations	36.8	35.2	36.2	35.2

Diluted earnings per common share:

Income from continuing operations	$2.54	$0.55	$4.70	$1.12
Discontinued operations	(0.07)	(0.37)	(0.42)	(0.37)

Diluted earnings per common share	$2.47	$0.18	$4.28	$0.75

Average number of shares used in diluted earnings (loss) per share computations	38.3	35.6	37.4	35.6

Other Data:
Capital expenditures	$35.5	$27.8	$85.4	$87.0
Depreciation and amortization	$34.3	$31.9	$134.3	$124.6

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue	$513.7	$506.9	$2,051.2	$1,921.4

Costs of sales and services	359.3	360.2	1,474.2	1,400.5
Selling, general and administrative expenses	68.1	62.6	254.8	236.9
Research and development expenses	26.3	25.2	93.4	87.4

Total costs and expenses	453.7	448.0	1,822.4	1,724.8

Income from operations	60.0	58.9	228.8	196.6

Equity in loss (earnings) of affiliates	(3.4)	2.6	(9.4)	15.3
Minority interests	1.7	1.4	3.8	2.9
Interest expense, net	17.5	20.5	78.4	92.2

Income from continuing operations before income taxes, excluding restructuring and other income and charges	44.2	34.4	156.0	86.2

Provision for income taxes	10.4	7.2	36.2	18.7

After-tax income from continuing operations, excluding restructuring and other income and charges	$33.8	$27.2	$119.8	$67.5

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$0.92	$0.77	$3.31	$1.92

Average number of shares used in basic after-tax income per share computations	36.8	35.2	36.2	35.2

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$0.88	$0.76	$3.20	$1.90

Average number of shares used in diluted after-tax income per share computations	38.3	35.6	37.4	35.6

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See following table for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net income (GAAP)	$94.5	$6.3	$160.2	$26.5
Discontinued operations, net of income taxes (GAAP)	2.9	13.3	15.4	13.3
Restructuring and other charges, before tax *	0.1	12.2	15.0	48.2
Tax effect of restructuring and other charges	—	(4.6)	(5.8)	(20.5)
Write-off of deferred financing fees**	9.9	—	9.9	—
Tax effect of write-off of deferred financing fees	(3.9)	—	(3.9)	—
Tax adjustments***	(69.7)	—	(71.0)	—

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$33.8	$27.2	$119.8	$67.5

Diluted earnings per common share (GAAP)	$2.47	$0.18	$4.28	$0.75
Discontinued operations per diluted share (GAAP)	0.07	0.37	0.42	0.37
Restructuring and other charges per diluted share, before tax	—	0.34	0.40	1.35
Tax effect of restructuring and other charges per diluted share	—	(0.13)	(0.16)	(0.57)
Write-off of deferred financing fees per diluted share	0.26	—	0.26	—
Tax effect of write-off of deferred financing fees per diluted share	(0.10)	—	(0.10)	—
Tax adjustments per diluted share	(1.82)	—	(1.90)	—

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$0.88	$0.76	$3.20	$1.90

Average number of shares used in diluted after-tax income from continuing operations per share computations	38.3	35.6	37.4	35.6

*	Restructuring and other charges includes FMC’s share of charges recorded by Astaris, LLC, the phosphorous joint venture. FMC’s share of such charges are included in “Equity in loss of affiliates” and were $0.7 million-gain and $11.5 million, before tax, for the three and twelve months ended December 31, 2004 and $8.4 million and $53.3 million, before tax, for the three and twelve months ended December 31, 2003 respectively.
**	In conjunction with entering into the 2004 Credit Agreement on October 29, 2004, the Company wrote off $9.9 million of deferred financing fees associated with the previous credit agreements.
***	For the three months ended December 31, 2004, tax adjustments represent a tax benefit of $38.6 million resulting from an adjustment to income tax liabilities due to a December 2004 pronouncement from the Internal Revenue Service and a tax benefit of $31.1 million primarily related to valuation allowance adjustments. For the twelve months ended December 31, 2004, tax adjustments includes the items noted in the three months ended December 31, 2004 as well as a tax benefit of $1.3 million resulting from a refund received from the Internal Revenue Service.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue

Agricultural Products	$173.0	$182.8	$703.5	$640.1
Specialty Chemicals	126.9	124.5	538.0	515.8
Industrial Chemicals	214.5	201.4	813.7	770.6
Eliminations	(0.7)	(1.8)	(4.0)	(5.1)

	$513.7	$506.9	$2,051.2	$1,921.4

Income from continuing operations before income taxes

Agricultural Products	$23.7	$25.4	$118.4	$82.0
Specialty Chemicals	21.7	24.4	96.1	102.1
Industrial Chemicals	18.4	8.8	57.3	34.0
Eliminations	(0.6)	—	(0.6)	—

Segment operating profit	63.2	58.6	271.2	218.1
Corporate	(11.7)	(11.1)	(40.3)	(37.3)
Other income (expense), net	10.0	9.3	4.6	3.9

Operating profit from continuing operations before restructuring and other charges, interest expense, net, write-off of deferred financing fees and affiliate interest expense	61.5	56.8	235.5	184.7

Restructuring and other charges (a)	(0.1)	(12.2)	(15.0)	(48.2)
Interest expense, net	(17.5)	(20.5)	(78.4)	(92.2)
Write-off of deferred financing Fees (b)	(9.9)	—	(9.9)	—
Affiliate interest expense (c)	0.2	(2.0)	(1.1)	(6.3)

Income from continuing operations before income taxes	$34.2	$22.1	$131.1	$38.0

(a)	Restructuring and other charges for the three months ended December 31, 2004 related to Industrial Chemicals ($0.8 million-gain), Specialty ($0.2 million-gain) and Corporate ($1.1 million), while restructuring and other charges for the three months ended December 31, 2003 related to Industrial Chemicals ($11.7 million), Specialty Chemicals ($1.4 million), Agricultural Products ($1.0 million) and Corporate ($1.9 million-gain). Restructuring and other charges for the twelve months ended December 31, 2004 related to Industrial Chemicals ($10.4 million), Agricultural Products ($3.3 million), Specialty Chemicals ($0.3 million) and Corporate ($1.0 million). Restructuring and other charges for the twelve months ended December 31, 2003 related to Industrial Chemicals ($42.9 million), Agricultural Products ($1.0 million) and Specialty Chemicals ($6.2 million) and Corporate ($1.9 million-gain).
(b)	In conjunction with entering into the 2004 Credit Agreement on October 29, 2004, the Company wrote off $9.9 million of deferred financing fees associated with the previous credit agreements.
(c)	FMC’s share of interest expense of the phosphorus joint venture. The equity in loss (earnings) of the phosphorus joint venture is included in Industrial Chemicals.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$212.4	$57.0
Restricted cash	9.7	136.9
Trade receivables, net	479.7	478.2
Inventories	217.5	192.6
Other current assets	128.8	112.1
Deferred income taxes	24.2	32.9

Total current assets	1,072.3	1,009.7

Property, plant and equipment, net	1,111.9	1,128.1
Goodwill	169.8	156.3
Deferred income taxes	446.0	322.2
Other long - term assets	175.4	212.5

Total assets	$2,975.4	$2,828.8

Short - term debt	$30.2	$13.8
Current portion of long - term debt	70.8	3.0
Accounts payable, trade and other	342.9	299.5
Guarantees of vendor financing	70.1	44.3
Accrued pensions and other post-retirement benefits, current	12.2	13.7
Other current liabilities	290.9	353.2

Total current liabilities	817.1	727.5

Long-term debt	822.2	1,033.4
Long-term liabilities	459.9	479.6
Stockholders’ equity	876.2	588.3

Total liabilities and stockholders’ equity	$2,975.4	$2,828.8

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Twelve months ended December 31,
	2004	2003
Cash provided by operating activities	$212.9	$194.6

Cash required by discontinued operations	(28.3)	(26.1)

Cash provided (required) by investing activities:
Capital expenditures	(85.4)	(87.0)
Tg Soda Ash, Inc., contingent payment	—	(32.4)
Financing commitments to Astaris	(35.5)	(62.8)
Other investing activities	11.5	24.4

	(109.4)	(157.8)

Cash provided (required) by financing activities:
Increase (decrease) in short-term debt	16.4	(50.5)
Net decrease in restricted cash	127.2	137.7
Repayment of long-term debt, net of increased borrowings	(148.1)	(168.2)
Other financing activities	71.5	27.8

	67.0	(53.2)

Effect of exchange rate changes on cash	13.2	9.9

Increase in cash and cash equivalents	155.4	(32.6)

Cash and cash equivalents, beginning of year	57.0	89.6

Cash and cash equivalents, end of period	$212.4	$57.0

Attachment 6 of 6